Exhibit 5.17

CONSENT OF R. SIROIS

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Réjean Sirois
By:	Réjean Sirois, P. Eng.
Vice-President, Geology and Resources
G Mining Services Inc.

Dated: March 28, 2018